EXHIBIT 99.12


                                         Homestake Mining Company
                                            650 California Street
                                         San Francisco, CA  94108
                                             Phone:  415/981-8150
                                               Fax:  415/397-5038

Contact:

Harold F. Barnes
Director, Environmental, Health,
Safety & Govt. Affairs
415-983-8109


       HOMESTAKE RESPONDS TO FEDERAL GOVERNMENT ACTION ON
                         WHITEWOOD CREEK

San  Francisco, CA November 26, 1997 -- Homestake Mining  Company
(NYSE:HM) today issued the following statement in response to the federal government's announcement regarding Whitewood Creek:

Homestake's extensive rehabilitative efforts and expenditure of more than $100 million have made Whitewood Creek a healthy, reproductive ecosystem that includes a trout fishery. While Homestake recognizes the federal government's responsibilities, we believe that this lawsuit is tantamount to double jeopardy. We have worked with the Environmental Protection Agency ("EPA") and all other appropriate federal and South Dakota agencies on Whitewood Creek for more than two decades and have gone above and beyond the federal government's prescribed remedy. After exhaustive studies and evaluation, the EPA deleted the Whitewood Creek Superfund site from the EPA's National Priority List ("NPL"), marking the first time that a Superfund mining site has ever been deleted from the NPL. In fact, the EPA commended Homestake's efforts that fulfilled the required remediation under the Record of Decision.

Homestake has always acted in accordance with all governing laws and standards at Whitewood Creek, which was designated as a disposal stream for mine tailings and municipal waste for nearly 100 years. As the law changed concerning Whitewood Creek, Homestake acted as a responsible corporate citizen, funding and constructing a $70 million tailings impoundment and a $26 million biological wastewater treatment plant.

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The  State  of  South  Dakota  filed  a  similar  action  against
Homestake in September 1997. In its legal response, the Company noted that South Dakota arranged for Homestake and other mining operators to place tailings into Whitewood Creek. Homestake has counterclaimed against the State seeking reimbursement from South Dakota for the Company's multi- million dollar investment in the restoration of Whitewood Creek and for future costs incurred in connection with the site.

While Homestake remains hopeful of a constructive resolution to this issue, we fully intend to vigorously protect our legal rights and to seek contribution, indemnity and recovery from the federal and other government agencies that were involved with the licensing and operation of the site and who also have disposed of material in the site. The Company does not anticipate that this lawsuit will have any material impact on its financial results.

Homestake Mining Company is an international gold mining company with substantial operations and exploration in the United States, Canada and Australia. Homestake also has active exploration programs in Latin America, and development and/or evaluation projects in Chile, Russia and Bulgaria. Homestake has received numerous industry environmental and safety awards for its responsible environmental health and safety stewardships.